Exhibit 8.2

BY EMAIL Macquarie Leasing Pty Limited Level 3, 9 Hunter Street Sydney NSW 2000 Australia Attention: The Directors	Allen & Overy Level 25 85 Castlereagh Street Sydney NSW 2000 Australia PO Box R1256 Royal Exchange Sydney NSW 1225
	Tel	+61 (0)2 9373 7700
	Fax	+61 (0)2 9373 7710
	Direct	+61 (0)2 9373 7791
karolina.popic@allenovery.com

Our ref 0097430-0000055 AU:3505776.4

7 March 2014

Dear Sirs,

SMART ABS Series 2014-1US Trust – Opinion as to certain tax matters in relation to the Registration Statement on Form S-3 (File No. 333-181822)

INTRODUCTION

We have acted as legal advisers to Macquarie Leasing Pty Limited ABN 38 002 674 982 (the Depositor) in connection with the preparation of the registration statement on Form S-3 with the registration number 333-181822 (File No. 333-181822) (the Registration Statement), including a base prospectus dated 28 September 2012 (the Base Prospectus), a preliminary prospectus supplement dated 27 February 2014 (such preliminary prospectus supplement together with the Base Prospectus, the Preliminary Prospectus) and a final prospectus supplement dated 5 March 2014 (together with the Base Prospectus, the Final Prospectus) forming a part thereof, filed by the Depositor with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933 of the United States of America, as amended (the Securities Act), relating to the offer and sale of certain series of asset-backed notes (the US$ Notes).

Capitalised terms used, but not defined, in this Opinion have the meanings given to them in the Preliminary Prospectus and the Final Prospectus, as applicable.

This Opinion is confined solely to matters of the laws applying in the State of New South Wales and the Australian Capital Territory (the Opinion Law and an Opinion Jurisdiction) including the laws of the Commonwealth of Australia. To the extent expressly provided in this Opinion, we have considered the laws applying in other Australian jurisdictions and believe our conclusions in relation to them to be correct.

This Opinion is given on the basis that we have no obligation to notify any addressee or recipient of this Opinion of any change in the Opinion Law or its application after the date of this Opinion.

OPINION

On the basis of and subject to (a) the foregoing matters, (b) the assumptions set out in Schedule 2, and (c) the reservations, qualifications and observations set out in Schedule 3 at the date of this Opinion, we hereby

Allen & Overy is affiliated with Allen & Overy LLP, a limited liability partnership registered in England and Wales with registered office at One Bishops Square London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.

adopt and confirm the opinions set forth in those parts of the Preliminary Prospectus and the Final Prospectus that describe the taxation laws of Australia (namely the sections headed “Australian Tax Considerations” and “Australian Tax Matters” (together, the Taxation Law Sections)).

GENERAL

This Opinion is addressed to the addressee solely for its own benefit in relation to the issue of the US$ Notes and the other transactions contemplated by the Registration Statement and the documents listed in Schedule 1 (the Opinion Documents). It must not be used or relied upon by the addressee for any other purpose.

We consent to the filing of this Opinion with the Commission as an exhibit to a Form 8-K filed in connection with the Final Prospectus. We also consent to the references to our firm in the Taxation Law Sections and under the heading “Legal Matters” in the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Allen & Overy

Allen & Overy

SCHEDULE 1

OPINION DOCUMENTS

The following documents are the Opinion Documents:

1.	the Preliminary Prospectus and the Final Prospectus;

2.

The SMART ABS Trusts Master Trust Deed dated 11 March 2002 between the Macquarie Securitisation Management Pty Limited and Permanent Custodians Limited, the rights and obligations of which were assumed by Perpetual Trustee Company Limited pursuant to the Deed of Assumption, as amended;

3.	The SMART ABS Trusts Master Security Trust Deed dated 27 February 2007 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited and P.T. Limited, as amended;

4.

The SMART ABS Trusts Master Sale and Servicing Deed dated 27 February 2007 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited and Macquarie Leasing Pty Limited, as amended;

5.	The SMART ABS Series 2014-1US Trust Trust Creation Deed dated 26 February 2014 to which Perpetual Trustee Company Limited is a party;

6.

The SMART ABS Series 2014-1US Trust Series Supplement dated 4 March 2014 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited, Macquarie Bank Limited and Macquarie Leasing Pty Limited (the Series Supplement);

7.

The SMART ABS Series 2014-1US Trust General Security Deed dated 26 February 2014 between Macquarie Securitisation Management Pty Limited, Perpetual Trustee Company Limited, The Bank of New York Mellon and P.T. Limited;

8.

The SMART ABS Series 2014-1US Trust Fixed Rate Swap Agreement dated 4 March 2014 between Macquarie Bank Limited, Perpetual Trustee Company Limited and Macquarie Securitisation Management Pty Limited and the Fixed Rate Swap confirmation entered into thereunder on or about the date of this Opinion;

9.

The SMART ABS Series 2014-1US Trust Currency Swap Agreement dated 4 March 2014 between Australia and New Zealand Banking Group Limited, Perpetual Trustee Company Limited and Macquarie Securitisation Management Pty Limited and each Currency Swap confirmation entered into thereunder on or about the date of this Opinion;

10.

The SMART ABS Series 2014-1US Trust US$ Note Trust Deed dated 4 March 2014 between, amongst others, Macquarie Leasing Pty Limited, Macquarie Securitisation Management Pty Limited and Perpetual Trustee Company Limited;

11.	The SMART ABS Series 2014-1US Trust Agency Agreement dated 4 March 2014 between, amongst others, Macquarie Securitisation Management Pty Limited and Perpetual Trustee Company Limited; and

12.

The SMART ABS Series 2014-1US Trust Regulation AB Compliance Agreement dated 4 March 2014 between, amongst others, Perpetual Trustee Company Limited, Macquarie Securitisation Management Pty Limited, Macquarie Leasing Pty Limited and Macquarie Bank Limited,

which form part of the Registration Statement filed by the Depositor with the Commission under the Securities Act.

SCHEDULE 2

ASSUMPTIONS

1.	General

1.1	Our Opinion is subject to the assumptions set out in the Taxation Law Sections.

2.	Accuracy and enforceability of Opinion Documents

2.1

Each of (a) the Tax Sharing Deed dated 19 December 2007 between, amongst others, Macquarie Group Limited, (b) the Indirect Tax Sharing Deed dated 3 September 2010 between, amongst others, Macquarie Group Limited, and (c) the Tax Funding Deed dated 19 December 2007 between, amongst others, Macquarie Group Limited remains in full force and effect, none of the terms of any of those documents have been amended, varied or waived in whole or in part, nor has any of those documents been terminated or repudiated.

2.2	The Issuer Trustee will accede to each of the documents referred to in Assumption 2.1 upon the relevant Trust being constituted.

2.3

The Opinion Documents, when entered into, (together with (a) the Deed of Assumption The SMART Trusts Master Trust Deed dated 27 February 2007 between Macquarie Securitisation Management Pty Limited and Perpetual Trustee Company Limited, and (b) the Deeds of Accession) represent and contain the entirety of the transactions entered into by the parties to the Opinion Documents in or in connection with the issue of the Notes and the provisions of the Opinion Documents have not been waived or varied in whole or in part.

2.4	No party to an Opinion Document has terminated or repudiated any term of the Opinion Documents or accepted any such termination or repudiation by another party or, in each case, purported to do so.

3.	Restrictions on issue of Notes

3.1

The Notes will only be issued in accordance with the restrictions contained in the Series Supplement, US$ Note Trust Deed and Underwriting Agreement to investors permitted under the terms of those documents (each such investor, a Relevant Investor).

SCHEDULE 3

RESERVATIONS

1.	General

1.1	Our Opinion is subject to the reservations, qualifications and observations set out in the Taxation Law Sections.

2.	Current law

2.1

This Opinion is governed by and is to be construed in accordance with the Opinion Law as at the date of this Opinion. We express no opinion herein with regard to any system of law other than the Opinion Law as currently applied by the courts of the Opinion Jurisdiction. Neither do we express any opinion as to the laws of any other country or jurisdiction. None of the opinions expressed in this Opinion will be affected by the laws (including the public policy) or any relevant requirements of any jurisdiction outside the Opinion Jurisdiction.

3.	Accuracy and enforceability of Opinion Documents

3.1

We have not been responsible for the investigation or verification of, nor do we express any view on, the accuracy or reasonableness of any facts, statements and/or assumptions contained in any of the documents listed in Schedule 1 to this Opinion nor have we attempted to determine whether any material information has been omitted therefrom.

3.2	We express no opinion as to the execution, validity or enforceability of the Opinion Documents.

4.	Limitations of information in the Preliminary Prospectus and the Final Prospectus

4.1

Neither the Preliminary Prospectus nor the Final Prospectus contains, or purports to contain, a full description of the legal issues discussed in it and in particular the Taxation Law Sections do not summarise all possible Australian tax ramifications of the purchase, ownership and disposition of the US$ Notes. The Taxation Law Sections are at best only a summary of the provisions of relevant laws which give rise to material Australian tax consequences, from the perspective of a Relevant Investor, in the context of the purchase, ownership and disposition of the US$ Notes.

4.2

In regard to the Taxation Law Sections, there is a risk that the operation of Australian tax law as described in those sections could be successfully challenged by the Australian Taxation Office or altered by a change in law, interpretation or application (which may apply retroactively to a completed transaction).